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UAL Board of Directors Extends Contract for CEO Glenn Tilton

Company Also Extends Four-Year Agreement to COO Pete McDonald;

Taps Graham Atkinson, EVP, Chief Customer Officer

CHICAGO, SEPT. 29, 2006 - The board of directors of UAL Corporation (NASDAQ: UAUA), the holding company whose primary subsidiary is United Airlines, today announced an amendment that extends the contract through 2011 for Glenn Tilton, United's president, chairman and CEO. The board also approved a four-year agreement for Pete McDonald, United's executive vice president and chief operating officer. Additionally, the company appointed Graham Atkinson, currently senior vice president worldwide sales and alliances, to executive vice president and chief customer officer.

The announcements came following the board of directors' annual strategic planning meeting, and reflect the board's support of United's senior management team, said James J. O'Connor, UAL's lead director.

"Under Glenn Tilton's leadership, United completed a $23 billion restructuring and returned to profitability, and we look forward to Glenn's ongoing leadership as United implements its strategic business plan. Chicago's hometown airline is now positioned to compete with the world's strongest carriers," O'Connor said. "We are also pleased to have an agreement in place with Pete McDonald, who has done solid work delivering strong operational performance during challenging times and who will continue to lead the company's initiatives to improve operations and reduce costs while at the same time, delivering a better experience for our customers."

Tilton's replacement contract runs through Sept. 1, 2011, and replaces his previous agreement, which would have expired Sept. 1, 2007.

Tilton said he was pleased to appoint Atkinson, who has been with the company for 15 years and has held key customer-facing leadership roles, to the new position of executive vice president and Chief Customer Officer. In this role, Atkinson will have responsibility for improving how United meets the expectations of its customers, developing targeted products and services, and ultimately driving greater customer satisfaction. He will report directly to Tilton.

"Graham's extensive experience in marketing, sales and operations makes him ideally suited to this role, as he understands what our customers expect and what it will take to deliver on those expectations through our operations. Graham's appointment reflects the strategic importance of this initiative and builds on the work we have already undertaken," Tilton said. "Getting this vital work right - every time and better than the competition - is the key to improving our margins and realizing our revenue potential."

Prior to his current role, Atkinson also served as senior vice president - International, where he was responsible for all international markets, including overseeing the operations of all international airports. He also served as senior vice president - Marketing; vice president - Atlantic division; and general manager - United Kingdom.

The company also named Jeff Foland senior vice president worldwide sales to succeed Atkinson.

"Jeff has been instrumental in the company's efforts to transform and bring commercial discipline to the selling process with particular focus on value-based market propositions," said John Tague, executive vice president and chief revenue officer.

Foland joined United last year as vice president for North America sales, and played a key role in the company's sales transformation initiative, which completely overhauled the company's sales processes, improving the service and experience for corporate customers.

About United

United Airlines (NASDAQ: UAUA) operates more than 3,700* flights a day on United, United Express and Ted to more than 210 U.S. domestic and international destinations from its hubs in Los Angeles, San Francisco, Denver, Chicago and Washington, D.C. With key global air rights in the Asia-Pacific region, Europe and Latin America, United is one of the largest international carriers based in the United States. United is also a founding member of Star Alliance, which provides connections for our customers to 842 destinations in 152 countries worldwide. United's 57,000 employees reside in every U.S. state and in many countries around the world. News releases and other information about United can be found at the company's Web site at united.com.

*Based on the flight schedule between May 1, 2006 and Dec. 31, 2006.

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